Subsidiaries



The following are subsidiaries of Crompton & Knowles Corporation:

     Name                               Place of Organization

CK Holding Corporation                  Delaware

Crompton & Knowles
Overseas Corporation                    Delaware

Crompton & Knowles of
Canada Limited                          Canada

Crompton & Knowles
Europe S.A.                             Belgium

Crompton & Knowles
(France) S.A.                           France

Crompton & Knowles (Hong Kong) Ltd.     Hong Kong

Crompton & Knowles (Korea) Ltd.         Korea

Davis-Standard Corporation              Delaware

Davis-Standard (France) SARL            France

Dyes & Chemicals Corporation            Delaware

Ingredient Technology Corporation       Delaware

Grandma Food Products, Ltd.             Canada


     The names of other subsidiaries of the Corporation which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary, are omitted from the foregoing list.






                           Exhibit 21